Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Oramed Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.012 per share, to be issued under the Oramed Pharmaceuticals Inc. Amended and Restated 2019 Stock Incentive Plan	Rule 457(c) and Rule 457(h)	4,500,000	(2)	$4.67	(3)	$21,015,000	$0.0000927	$1,949
	Total Offering Amounts							$21,015,000		$1,949
	Total Fees Previously Paid									-
	Total Fee Offsets									-
	Net Fee Due									$1,949

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also covers an indeterminate number of additional shares of common stock that may be issued under the Amended and Restated 2019 Stock Incentive Plan to prevent dilution resulting from a share split, reverse share split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the registrant.

(2)	Represents common stock issuable upon exercise of awards granted under the Oramed Pharmaceuticals Inc. Amended and Restated 2019 Stock Incentive Plan, as amended from time to time.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act, based upon the average of the high $4.88 and low $4.46 prices of the common stock, as reported on the as reported on the Nasdaq Capital Market on July 5, 2022.